                                 EMPLOYMENT AGREEMENT

    THIS AGREEMENT, made as of the ___ day of November, 1997, between Parent Holding Corp., a Delaware corporation with its executive offices at 755 Crossover Lane, Memphis, Tennessee (the "Company") and Richard M. Kelleher (the "Executive").

    The Company and the Executive agree as follows:

1.  Effective Date and Term.

    The Company desires to secure the services of the Executive and the Executive is willing to execute this Agreement with respect to his employment. The employment of the Executive hereunder shall become effective at the Effective Time under the Agreement of Plan of Merger (the "Merger Agreement") dated as of September 1, 1997 among Doubletree Corporation, Promus Hotel Corporation and Parent Holding Corp. (the "Effective Time"), and shall expire on the fifth anniversary of the Effective Time (the "Initial Term"), subject to the terms and conditions herein. The Initial Term shall be automatically extended for an additional term of one (1) year on each anniversary of the expiration of the Initial Term unless, no later than thirty (30) days prior to the expiration of any term, either the Company or the Executive gives written notice to the other that the term will not be extended, in which case the Executive's employment hereunder shall terminate upon the expiration of the then current term. This Agreement is effective upon its execution by the parties hereto; PROVIDED, HOWEVER, that the obligation of the parties with respect to the employment of the Executive shall only become operative upon the occurrence of the Effective Time under the Merger Agreement. If the Merger Agreement is abandoned or for any other reason the transactions contemplated thereby are not consummated, this Agreement shall be null and void and the parties shall have no further obligations hereunder.

2.  Agreement of Employment.

    The Company agrees to, and hereby does, employ the Executive, and the Executive agrees to, and hereby does accept, employment by the Company, in a full-time capacity, pursuant to the provisions of this Agreement and of the By-laws of the Company and subject to the control of the Board of Directors of the Company (the "Board"). The Executive shall, effective as of the Effective Time, hold the position of President and Chief Operating Officer of the Company. Upon the retirement of the individual who is the Chairman of the Board and Chief Executive Officer of the Company as of the Effective Time, but in no event later than January 1, 2000, the Executive shall succeed to the position of Chairman of the Board and Chief Executive Officer of the Company. It is hereby understood that the foregoing requirements regarding the Executive's position are subject to the By-laws of the Company, which require a vote of at least 75% of the members of the Board to change such positions or plan of succession.

3.  Executive's Obligations.

    During the period of his service under this Agreement, the Executive shall devote substantially all of his time and energies during business hours to the supervision and conduct, faithfully and to the best of his ability, of the business and affairs of the Company and to the furtherance of its interests, and to such other duties as directed by the Board.

4.  Compensation.

    (a) The Company shall pay to Executive a salary at the rate of $________ per year, in equal bi-weekly installments; PROVIDED, HOWEVER, that the Human Resources Committee of the Board (the "Human Resources Committee") shall in good faith review the salary of the Executive, on an annual basis, with a view to consideration of appropriate merit increases in such salary. In addition, during the term of this Agreement, the Executive shall be entitled to participate in incentive compensation programs and to receive employee benefits and perquisites at least as favorable to the Executive as those provided to Executive as of the Effective Time, and as may be enhanced for all senior officers. Such benefits include, but are not limited to (i) the annual bonus plan for which senior executives of the Company are generally eligible, (ii) awards under any stock option, restricted stock, or equity based incentive compensation plan or arrangement maintained by the Company for which senior executives of the Company are generally eligible, (iii) all employee benefit plans, programs and arrangements of the Company for which senior executives of the Company are generally eligible, and (iv) all benefits and perquisites being provided to the Executive by Doubletree Corporation immediately prior to the Effective Time, including without limitation, company car, additional company-paid disability and life insurance, and tax-preparation services. There will be no diminution of the compensation, perquisites, or benefits set forth in this Section 4 except as provided in this Agreement.

    (b) The Company shall assume and honor, in accordance with their terms, the obligations of Doubletree to the Executive under the Doubletree Supplemental Executive Retirement Plan. Executive shall also be entitled to the benefits under his Severance Agreement with Doubletree Corporation dated November __, 1997, a copy of which is attached hereto as Exhibit A (the "Severance Agreement"), which will continue in force subject to its terms and conditions including the termination and amendment provisions thereof, and which will affect the Company's obligations under this Agreement as described in Section 10 hereof.

    (c) The Executive will use the Company's aircraft for security purposes for himself and his family (with standard charges for non-employee family members and for non-Company business usage). The Company will also provide Executive with appropriate security arrangements at his residence.

5.  Termination From Employment.

    After the date of Executive's termination from employment at any time, including termination by resignation, retirement or for any other reason ("Date of Termination"), he will be entitled to participate at the Company's expense for his lifetime in the Company's group health insurance plans applicable to corporate executives, including family coverage as applicable (medical, dental and vision coverage). It is understood that the Executive will be subject to income tax on the cost of the benefits provided to him after his termination. His group health insurance benefits after any termination of employment will not be less than those offered to corporate officers of the Company, and he will be entitled to any later enhancements in such benefits. His benefits will be the same as normally provided to other retired management directors (except to the extent he voluntarily elects not to participate in any plan).

6.  Termination Without Cause or Resignation for Good Reason.

    6.01 The Executive shall be treated as having incurred a "Covered Termination" hereunder if his employment is terminated (i) by the Company other than for Cause (as defined in Section 11.01 hereof) or (ii) by the Executive for Good Reason (as defined in Section 11.02 hereof). The Executive shall not be treated as having incurred a Covered Termination if his employment is terminated as a result of death or disability, as provided in Sections 8 and 9 hereof, respectively. NOTE that, as provided in Section 10 hereof, if the Executive becomes entitled to termination payments under the applicable provisions of his Severance Agreement, such provisions shall supersede the following provisions of this Section 6.

    6.02 (a) The amount of the severance payment to be paid to the Executive upon Covered Termination shall be the amount determined by multiplying
3.00 times the sum of:

              (1) the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination; PLUS,

              (2) the Executive's Bonus Amount applicable for the fiscal year in which the Date of Termination occurs; PLUS,

              (3) a benefit allowance of 25% of the Executive's Annual Base Salary as in effect immediately prior to the Date of Termination, less an amount estimated in good faith by the Company to represent the cost of providing the lifetime group insurance benefits described in Section 5 hereof for a period of three years following the Date of Termination.

            (b) In addition to the severance payment provided under Paragraph 6.02(a) hereof, the Executive shall be entitled to the following benefits and other rights in the event of his Covered Termination:

              (1) ACCRUED RIGHTS. The Executive shall be entitled to the following payments and benefits in respect of accrued compensation rights upon a Covered Termination, in addition to other rights provided under this Agreement:

                   (i) payment of any accrued but unpaid Annual Base Salary and annual bonus (for any completed fiscal year) through the Date of Termination;

                   (ii) payment of a pro-rata portion of the Bonus Amount for the fiscal year of the Company in which the Covered Termination occurs, based on the number of days of such year prior to the Date of Termination;

                   (iii) all benefits and rights accrued under the employee benefit plans, fringe benefits programs and payroll practices of the Company in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus, stock incentive plans, and any accrued vacation or sick pay time);

                   (iv) the lifetime group insurance benefits described in
Section 5 hereof; and

                   (v) payment of the Executive's benefits pursuant to the terms of the Doubletree Hotels Corporation Supplemental Executive Retirement Plan (the "SERP"), which, for the purposes thereof, the Company acknowledges that the Proposed Merger shall constitute a "Change of Control" (as defined therein), and which is attached as Exhibit B hereto.

              (2) Outplacement Services. Upon the occurrence of a Covered Termination, the Executive shall be provided, at the Company's sole expense, with professional outplacement services consistent with the Executive's duties or profession and of a type and level customary for persons in his position, as selected by the Company, subject to reasonable limitations established by the Company as to duration and dollar amounts.

              (3) Equity Rights.

                   (i) Upon the occurrence of a Covered Termination, all outstanding awards of stock options and restricted stock that have been granted to the Executive shall continue to become vested following the Date of Termination at the same times and on the same basis as if the Executive had remained employed by the Company and, in the case of stock options, shall remain exercisable following the vesting thereof until the expiration of the original full term. NOTE that, pursuant to Section 10.02(d) hereof, the contemplated relocation of the Executive's offices from Phoenix, Arizona to Memphis, Tennessee in connection with the Proposed Merger will constitute a Good Reason hereunder.

6.03   For purposes of this Agreement:

            (a) "Annual Base Salary" shall mean the Executive's gross annual salary before any deductions, exclusions or any deferrals or contributions under any Company plan or program, but excluding bonuses, incentive compensation, employee benefits or any other non-salary form of compensation (determined without regard to any reduction in Annual Base Salary that results in "Good Reason" termination).

            (b) "Bonus Amount" shall mean the greater of (i) the dollar amount of the annual bonus that would be payable to the Executive under the Company's annual bonus plan applicable to the Executive, assuming payment at the Executive's target level for the then-current full fiscal year (determined without regard to any reduction in target bonus percentage that results in "Good Reason" termination), or (ii) the dollar amount of the bonus paid or payable to the Executive under the Company's annual bonus plan for the most recently completed fiscal year under such plan. For the purposes hereof, the "Bonus Amount" shall not include any special bonuses paid outside of the Company's generally applicable annual bonus plan.

7.  Termination For Cause or Resignation Without Good Reason.

    7.01 The Board will have the right to terminate Executive at any time from his then-current position for Cause (as defined in paragraph 11.01 herein).

    7.02 If Executive is terminated for Cause or if he resigns his position without Good Reason (including if he retires without Good Reason), then (i) all of his rights and benefits under this Agreement shall thereupon terminate and his employment shall be deemed terminated on the date of such termination or resignation, (ii) he shall be entitled to all accrued rights, payments and benefits vested or paid on or before such date under the Company's plans and programs, but unvested stock options and unvested shares of restricted stock, if any, will be forfeited and (iii) he will be entitled to the lifetime group insurance benefits described in Section 5 hereof.

8.  Death.

    In the event of Executive's death during his employment under this Agreement, his salary and all rights and benefits under this Agreement will terminate, and his estate and beneficiary(ies) will receive the benefits they are entitled to under the terms of the Company's benefit plans and programs by reason of a participant's death during active employment and the applicable rights and benefits under the Company's stock plans.

9.  Disability.

    In the event of Executive's disability during his employment under this Agreement, he will be entitled to apply at his option for the Company's long term disability benefits. If he is accepted for such benefits, then the terms and provisions of the Company's benefit plans and programs that are applicable in the event of such disability of an employee shall apply in lieu of the salary and benefits under this Agreement, except that he will be entitled to the lifetime group insurance benefits described in Section 5. If Executive is disabled so that he cannot perform his duties (as determined by the Human Resources Committee), and if he does not apply for long term disability benefits or is not accepted for such benefits, then the Board may terminate his duties under this Agreement and, in such event, he will receive two years' salary continuation together with all other benefits, and, during such period of salary continuation, any stock options and restricted stock grants then in existence will continue in force for vesting purposes. However, during such period of salary continuation for disability, Executive will not be eligible to participate in the annual bonus plan nor will he be eligible to receive stock option or restricted stock grants or any other long-term incentive awards except to the extent approved by the Human Resources Committee.

10. Severance Agreement.

    Notwithstanding anything elsewhere in this Agreement to the contrary, in the event that the Executive incurs a "Covered Termination" as defined in his Severance Agreement within the time period specified therein, he will be entitled to all the rights, payments and benefits provided under his Severance Agreement in lieu of the rights and benefits that would otherwise apply under this Agreement by virtue of such termination (except to the extent specifically incorporated therein by reference to this Agreement). The occurrence of a Covered Termination following the occurrence of more than one Reorganization Event after the date hereof shall not entitle the Executive to multiple severance payments under this Agreement and/or the Severance Agreement.

11. Definitions of Cause and Good Reason.

    11.01 Cause. Termination by the Company of the Executive's employment for "Cause" shall mean termination as a result of:

            (a) the Executive engaging in willful gross neglect of his duties with the Company, or the Executive's fraud or dishonesty in connection with his performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

            (b) the Executive's conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or NOLO CONTENDERE to a charge of any crime) constituting a felony.

    The Date of Termination for a termination for Cause shall be the date specified by the Company; PROVIDED that Executive shall have received written notice of such failure or misconduct and shall have continued to engage in such failure or misconduct after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure or misconduct. For purposes of this Paragraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause under Section 11.01(a) hereof unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purposes (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of failure to substantially perform his duties or of misconduct in accordance with the first sentence of this paragraph, and of continuing such failure to substantially perform his duties or misconduct as aforesaid after notice from the Board, and specifying the particulars thereof in detail.

    11.02 Good Reason. "Good Reason" shall mean, without Executive's express written consent, the occurrence of any of the following circumstances, unless, in the case of paragraphs

(a), (b), (f), (g) of (h) such circumstances are fully corrected prior to the date of termination specified in the written notice given by Executive notifying the Company of his resignation for Good Reason. Such notice must be given at least 30 days in advance of the Date of Termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide the basis for the termination. Such notice may be given at any time within two years following the occurrence of the events that provide the basis for the termination, but not later than the date that is 30 days prior to the expiration of the then-current term of this Agreement.

    (a) Any adverse change by the Company in the Executive's position or title or the succession plan described in Section 2 hereof, whether or not any such change has been approved by a vote of at least 75% of the members of the Board.

    (b) The assignment to Executive of any duties inconsistent with his status as President and Chief Operating Officer of the Company or as Chairman of the Board and Chief Executive Officer of the Company (as applicable under Section 2 hereof), or a substantial adverse alteration in the nature or status of his responsibilities;

    (c) A reduction by the Company in his annual base salary of $_______ or as the same may be increased from time to time pursuant to Section 4 hereof;

    (d) The relocation of the Company's principal executive offices where Executive is working to a location more than 50 miles from the location of such offices on the date of this Agreement, or the Company's requiring Executive to be based anywhere other than the location of the Company's principal offices where Executive is working on the date of this Agreement except for required travel on the Company's business to an extent substantially consistent with Executive's present business travel obligations;

    (e) The failure by the Company, without Executive's consent, to pay to him any portion of his current compensation, except pursuant to a compensation deferral elected by the Executive, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within thirty days of the date such compensation is due;

    (f) Except as permitted by this Agreement, the failure by the Company to continue in effect any compensation plan (or substitute or alternative plan) in which Executive is entitled to participate under Section 4 hereof which is material to Executive's total compensation, including, but not limited to, the Company's annual bonus plan and equity incentive plan, or the failure by the Company to continue Executive's participation therein on a basis that is materially as favorable both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level;

    (g) The failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under the Company's pension and deferred compensation plans, if any, except as required by law, and the life insurance, medical, health and accident, and disability plans in which Executive is entitled to participate under Section 4 hereof, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive pursuant to Section 4 hereof, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled;

    (h) The failure by the Company to continue in effect and honor in accordance with its terms the SERP as applied to the Executive; or

    (i) The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 19 hereof.

            Executive's right to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

12. Excise Tax Reimbursement.

    12.01 In the event it shall be determined that any payment or distribution by the Company or any other person or entity to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following the Covered Termination in connection with, or arising out of, the Executive's employment with the Company or a Reorganization Event of the Company (a "Payment") will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Company shall pay to the Executive at the time specified in Section 13 below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Payments and any federal (and state and local) income tax, employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

    (a) any payments or benefits received or to be received by the Executive in connection with a Reorganization Event of the Company or his termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Reorganization Event of the Company or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

    (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2) (B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

13. Method of Payment.

    The payments provided for in Sections 6 and 12 hereof shall be made in a cash lump-sum payment, net of any required tax withholding, upon the later of
(i) the fifth (5th) business day following the Date of Termination or (ii) the expiration of the seven (7) day revocation period applicable under the release of claims referred to in Section 14 hereof. Any payment required under Sections 6 and 12 or any other provision of this Agreement that is not made in a timely manner shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

14. Release of Claims.

    As conditions of Executive's entitlement to the severance payments and benefits provided by this Agreement, the Executive shall be required to execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit C (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

15. Executive Covenants.

    15.01 General. The Executive and the Company understand and agree that the purpose of the provisions of this Section 15 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon the Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. The Executive hereby acknowledges that the post-employment restrictions set forth in this Section 15 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, the Executive shall be subject to the restrictions set forth in this Section 15.

    15.02 Definitions. The following capitalized terms used in this Section 15 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

            "Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how", customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Delaware.

            "Determination Date" means the date of termination of the Executive's employment with the Company for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by the Executive.

            "Person" means any individual or any corporation, partnership, joint venture, association or other entity or enterprise.

            "Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, member, trustee, director, officer, manager, employee, agent, representative or consultant.

            "Protected Employees" means employees of the Company or its affiliated companies who were employed by the Company or its affiliated companies at any time within six (6) months prior to the Determination Date.

            "Restricted Period" means the period of the Executive's employment by the Company plus a period extending two (2) years from the date of termination of employment.

            "Restrictive Covenants" means the restrictive covenants contained in Section 15.03 hereof.


    15.03   Restrictive Covenants.

            (a) Restriction on Disclosure and Use of Confidential Information. The Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that the Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and the Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or the Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

            (b) Nonsolicitation of Protected Employees. The Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person solicit any Protected Employee to terminate his or her employment with the Company.

            (c) Noninterference with Company Opportunities. The Executive understands and agrees that all hotel development opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to the Executive's own use. Accordingly, the Executive hereby agrees that during the

Restricted Period the Executive shall not directly or indirectly on the Executive's own behalf or as a Principal or Representative of any Person, interfere with, solicit, pursue, or in any way make use of any such hotel development opportunities.

    15.04 Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing or using Confidential Information that: (a) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Executive or his agent; (b) becomes available to the Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representative) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (c) was known to the Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to the Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (d) is required to be disclosed by law, court order or other legal process; PROVIDED, HOWEVER, that in the event disclosure is required by law, court order or legal process, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.

    15.05   Enforcement of the Restrictive Covenants.

            (a) Rights and Remedies upon Breach. In the event the Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to in the preceding sentence shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

            (b) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and space and in all other respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

16. Cooperation in Future Matters.

    The Executive hereby agrees that, for a period of three (3) years following his Date of Termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

17. Indemnification.

    (a) Following the Date of Termination, the Company agrees that it will, indemnify and hold harmless the Executive, against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Date of Termination, whether asserted or claimed prior to, at or after the Date of Termination, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or bylaws in effect on the date hereof to indemnify the Executive (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that the Executive is not entitled to indemnification).

    (b) For a period of six years after the Date of Termination, the Company shall maintain (to the extent available in the market) in effect a director's and officer's liability insurance policy with coverage in amount and scope at least as favorable as the Company's existing coverage on the Date of Termination; provided that in no event shall the Company be required to expend in the aggregate in excess of 200% of the annual premium paid by the Company for such coverage as of the Date of Termination; and if such premium would at any time exceed 200% of the such amount, then the Company shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

    (c) The provisions of this Section 17 are intended to be an addition to the rights otherwise available to the Executive by law, charter, statute, bylaw or separate agreement between the Company and the Executive. The Company shall continue to honor any indemnification agreement between the Company and the Executive entered into prior to the Date of Termination in accordance with the terms thereof.

18. Binding Arbitration and Legal Fees.

    18.01 Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

    18.02 The Company shall pay all reasonable legal fees and expenses incurred by the Executive in connection with any arbitration (or other proceeding whether or not instituted by the Company or the Executive), relating to the interpretation or enforcement of any provision of this Agreement (including any action seeking to obtain or enforce any right or benefit provided by this Agreement) or in connection with any tax audit or proceeding relating to the application of Section 4999 of the Code to any payment or benefit provided by the Company.

19. Assumption of Agreement on Merger, Consolidation or Sale of Assets.

    The Company agrees that, until the termination of this Agreement as above provided, it will not enter into any merger or consolidation with another company in which the Company is not the surviving company, or sell or dispose of all or substantially all of its assets, unless the company which is to survive such merger or consolidation or the prospective purchaser of such assets first makes a written agreement with the Executive either (1) assuming the Company's financial obligations to the Executive under this Agreement, or (2) making such other provision for the Executive as is satisfactory to the Executive and approved by him in writing in lieu of assuming the Company's financial obligations to him under this Agreement.

20. Assurances on Liquidation.

    The Company agrees that, until the termination of this Agreement as above provided, it will not voluntarily liquidate or dissolve without first making a full settlement, or, at the discretion of the Executive, a written agreement with the Executive satisfactory to and approved by him in writing, in fulfillment of or in lieu of its obligations to him under this Agreement.

21. Amendments.

    This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.

22. Assignment.

    22.01 Except as otherwise provided in paragraph 22.02, this Agreement cannot be assigned by either party hereto except with the written consent of the other. Any assignment of this Agreement by either party hereto shall not relieve such party of its or his obligations hereunder.

    22.02 The Company may elect to perform any or all of its obligations under this Agreement through a wholly-owned subsidiary or other subsidiary, and if the Company so elects, Executive will be an employee of such wholly-owned subsidiary, or such other subsidiary. Notwithstanding any such election, the Company's obligations to Executive under this Agreement will continue in full force and effect as obligations of the Company, and the Company shall retain primary liability for their performance.

23. Binding Effect.

    This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Company.

24. Choice of Law.

    This Agreement shall be governed by the law of the State of Tennessee as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

25. Severability of Provisions.

    In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision were not contained herein.

    IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name and on its behalf and its corporate seal to be hereunto affixed and attested by its corporate officers thereunto duly authorized.
                             EXECUTIVE

    ___________________________________
    Richard M. Kelleher


(Corporate Seal)   PARENT HOLDING CORP.



    By:
ATTEST:


    Secretary